Exhibit 10.5

Accelera Innovations, Inc. Announces Purchase Agreement of At Home Health Services and All Staffing Services

For Immediate Release, December 17, 2013

CHICAGO – On December 17, 2013, Accelera Innovations, Inc. (“Accelera”) announced that they have signed a purchase agreement (“PA”) to acquire 100% of At Home Health Services LLC and All Staffing Services, LLC, (‘Subject LLC’s”) for $1.42 million in cash. Furthermore, Accelera’s wholly owned subsidiary At Home Health Management LLC executed an agreement to operate both entities moving forward.

At Home Health Services is engaged in the business of providing home health care services for mental health, seniors, children, skilled nursing, therapists, wellness education, physical assistance, and special care situations. All Staffing Services, is engaged in the business of providing staffing for clerical and industrial positions.

"The acquisition of At Home Health Services and All Staffing Services will enhance our value proposition by offering our customers innovative solutions that add value, speed and quality to the home health care industry, allowing for significant costs savings to the healthcare system," said Geoff Thompson, Accelera's Chairman. "We have completed three acquisitions in the last two weeks and will continue to execute our growth strategy through acquisitions in Key Growth Sectors in the Health Care Merger & Acquisition Market."

Accelera plans to integrate the acquired assets into its existing platform and offer patients a way to self-monitor and track common ailments and conditions, and in turn share that data with their primary care physician to facilitate ongoing communications around condition management, both online, and in-person.  Both patients and physicians will access the communication and self-tracking features via a shared permission-based and opt-in environment.

Pursuant the PA, the Accelera shall pay $1,420,000, with the sum of $500,000 paid within ninety days of the Initial Closing Date, the sum of $420,000 paid within eight (8) months of the Initial Closing Date. Furthermore, Accelera shall pay a sum equal to the Net Accounts Receivable, meaning the amount applicable to the Subject LLCs as of the Initial Closing Date equal to (a) the bank account balances plus (b) accrued accounts receivable balances, plus (c) a proration through the Initial Closing Date of the prepaid expenses, bonds, and licensing fees of the Subject LLCs, plus (d) an amount equal to the security deposit on the lease for the business address minus (d) the balance of the accounts payables of the Subject LLCs as of the Initial Closing Date.  For the above purposes, the terms accounts receivable and accounts payable shall be determined in accordance with standard accounting principles within twelve months of the Initial Closing Date and the sum of $500,000 paid within eighteen months of the Initial Closing Date. The Initial Closing Date was December 13, 2013, and the Final Closing Date is June 13, 2015 at Gallagher's office in Mokena IL.

“We are delighted to welcome all the Home Health Services and All Staffing Services employees into the Accelera Group and to be able to benefit from their expertise and dedication. The successful completion of our acquisition of both companies presents new opportunities for Accelera and supports our strategy for growth in the changing health care marketplace,” said John Wallin Accelera’s CEO and president. “Together, we are well positioned competitively, strategically and financially to meet the evolving needs of the people we serve.”

On December 13, 2013, Accelera entered into a three-year Employment Agreement with Rose M. Gallagher as the President of Accelera’s At Home Health Care business unit reporting to John Wallin, Accelera’s CEO. In consideration of the services, Accelera agreed to immediately grant Ms. Gallagher 585,000 common shares at a price of $0.0001 per share, and an option to purchase 1,000,000 common shares at a price of $0.0001 per share, to be vested Two Hundred and Fifty Thousand (250,000) shares annually for 4 years, beginning March 12, 2014; with final vested shares on March 12, 2017, all the shares will be issued in accordance with the terms of the Accelera’s 2011 Stock Option Plan. Furthermore, the shares are subject to a Six (6) month lock-up agreement and a Twenty Seven (27) month leak-out agreement limiting the sale of shares over the period. Additionally, Accelera agreed to compensate Ms. Gallagher $150,000 per annum, which shall be paid bi-weekly in accordance with the Company’s customary payroll practices. Ms. Gallagher will begin receiving compensation at the time Accelera completes the Due Diligence, Valuation and Audited Financials of the At Home Health Care business that includes the Subject LLC’s performed by an Accelera’s appointed accounting firm, approximately ninety (90) days from the employment offer. The Board of Directors intends to implement a bonus structure based on goals, objectives and performance.

About Accelera
Accelera, offers cloud based software-as-a-service solutions to the healthcare industry that includes technology and services to providers and payers such as the hospitals, medical offices, medical insurance companies, ACOs, Patient Centered Medical Homes, and PSN’s who are seeking to create an interoperable technology platform that is patient-centric. Accelera’s solution includes a complete suite of integrated applications for Electronic Medical Records, Practice Management, Patient Portals, Health Information Exchanges, Accountable Care Organization, Hospital Information Systems, a security platform that acknowledges the immediate separation of data if a breach takes place and the ability for a provider or payer to provide a tool to manage chronic disease. The Accelera solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers and is intended to satisfy the business requirements of the healthcare enterprise.

http://www.accelerainnovations.com/

About Home Health Services
At Home Health was founded in 2006, as an in-home health care agency. The Agency provides professional and paraprofessional services to client’s in their homes assisting them to achieve the highest level of potential in their day to day self-care activities. At Home is committed to providing high quality, multidisciplinary care by professionals who recognize the need for comprehensive assessment of needs from both the client and the professional’s point of view. At Home is licensed by the State of Illinois as a Home Nursing Agency and a Home Health Agency. The licenses with At Home have allowed them to be awarded multi-million dollar contracts by the State of Illinois through the Department of Public Aid to provide services to certified participants providing Skilled Nursing, Speech Therapy, Physical Therapy, Occupational Therapy, Medical Social Services and Home Health Aides.

About All Staffing Services
All Staffing Services provides the outsourcing of clinical personnel to the Home Health industry. The personnel include R.N.’s, CNA’s, Therapists, Social Services and Dietary.

Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

For further information please contact: 866-920-0758